Exhibit 99.1

KFx ANNOUNCES FIRST UNIT TRAIN SHIPMENT STATUS

DENVER, July 31, 2006 -- KFx Inc. (Amex: KFX) today reported that the product silos at its K-Fuel™ plant are stocked and awaiting delivery of a unit train for loading. The K-Fuel™ in the silos was produced at the company’s 750,000 Tons per Year (TPY) Ft. Union facility in Gillette, Wyoming. The unit train will transport the K-Fuel™ to its previously announced customer in Ohio. The scheduled date was today, however the train was temporarily delayed due to flooding in the Ohio region last week. The unit train loading is anticipated later this week.

KFx will provide further information on this and subsequent shipments when it reports second quarter operating results.

KFx Inc. will report results for the three months ended June 30, 2006 on Thursday, August 3rd,2006. The Company will also publish the release on its website at www.kfx.com. In addition, the Company will conduct a conference call with investors, analysts and other interested parties on Thursday, August 3rd, 2006, at 9:30 a.m., Mountain Daylight Time (11:30 a.m. Eastern Daylight Time) to discuss details regarding the company’s performance for the quarter and other forward-looking information.

Investors can access the conference call via a live webcast on the company’s website, www.kfx.com, or by dialing 1-877-493-9121- Access code is 7656006 or KFx Inc. Conference Call. Investors calling from international locations should dial 973-582-2822. To access the live webcast, please visit the “Investor Info” area of the company’s website (Note: investors should go to the website approximately 10 minutes prior to the start time of the call to register).

An on-line archive of the call will be available at www.kfx.com for thirty days. Additionally, a replay of the call will be available by dialing 877-519-4471 (domestic) or 973-341-3080 (International), passcode 7656006, through August 17, 2006.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:  KFx Inc., Denver, CO
                       Analyst Contact:
                       Karli Anderson, Director of Investor Relations
                       303-293-2992

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